Exhibit 10.1
JABIL CIRCUIT, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
(PBRSU EPS NON)
     This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made as of (the “Grant Date”) between JABIL CIRCUIT, INC. a Delaware corporation (the “Company”) and ______________ (the “Grantee”).
Background Information
     A. The Board of Directors (the “Board”) and stockholders of the Company previously adopted the Jabil Circuit, Inc. 2011 Stock Award and Incentive Plan (the “Plan”).
     B. Section 8 of the Plan provides that the Administrator shall have the discretion and right to grant Stock Awards, including Stock Awards denominated in units representing rights to receive shares, to any Employees or Consultants or Non-Employee Directors, subject to the terms and conditions of the Plan and any additional terms provided by the Administrator. The Administrator has made a Stock Award grant denominated in units to the Grantee as of the Grant Date pursuant to the terms of the Plan and this Agreement.
     C. The Compensation Committee of the Board (the “Committee”) has determined that it is desirable for compensation delivered pursuant to such Stock Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, and the Compensation Committee has determined that Section 11 of the Plan is applicable to such Stock Award.
     D. The Grantee desires to accept the Stock Award grant and agrees to be bound by the terms and conditions of the Plan and this Agreement.
     E. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.
Agreement
     1. Restricted Stock Units. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Grantee _____ restricted stock units (the “Restricted Stock Units”) as of the Grant Date. Each Restricted Stock Unit represents the right to receive a Share of Common Stock if the Restricted Stock Unit becomes vested and non-forfeitable in accordance with Section 2 or Section 3 of this Agreement. The Grantee shall have no rights as a stockholder of the Company, no dividend rights and no voting rights with respect to the Restricted Stock Units or the Shares underlying the Restricted Stock Units unless and until the Restricted Stock Units become vested and non-forfeitable and such Shares are delivered to the Grantee in accordance with Section 4 of this Agreement. The Grantee is required to pay no cash consideration for the grant of the Restricted Stock Units. The Grantee acknowledges and agrees that (i) the Restricted Stock Units and related rights are nontransferable as provided in Section 5 of this Agreement, (ii) the Restricted Stock Units are subject to forfeiture in the event the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director

terminates in certain circumstances, as specified in Section 6 of this Agreement, (iii) sales of Shares of Common Stock delivered in settlement of the Restricted Stock Units will be subject to the Company’s policies regulating trading by Employees and Consultants, including any applicable “blackout” or other designated periods in which sales of Shares are not permitted, (iv) Shares delivered in settlement will be subject to any recoupment or “clawback” policy of the Company, and (v) any entitlement to dividend equivalents will be in accordance with Section 7 of this Agreement. The extent to which the Grantee’s rights and interest in the Restricted Stock Units becomes vested and non-forfeitable shall be determined in accordance with the provisions of Sections 2 and 3 of this Agreement.
     2. Vesting.
(a) Except as may be otherwise provided in Section 3 or Section 6 of this Agreement, the vesting of the Grantee’s rights and interest in the Restricted Stock Units shall be determined in accordance with this Section 2. The extent to which the Grantee’s interest in the Restricted Stock Units becomes vested and non-forfeitable shall be based upon the satisfaction of the performance goal specified in this Section 2 (the “Performance Goal”), subject to Section 3. The Performance Goal shall be based upon the Cumulative EPS (“Cumulative EPS”) of the Company’s adjusted core earnings per share (as defined below) during the five-year period beginning [                    ], and ending on [                    ] (the “Performance Period,” subject to early termination in accordance with Section 2(b)). The Cumulative EPS for the Performance Period shall be determined by the sum of the adjusted core earnings per share for the Company’s fiscal years ending [                     ], [                     ], [                     ], [                     ] and [                    ] and shall be measured on three dates: [                     ], [                     ] and [                     ] (each a “Measurement Date”) (in each case subject to adjustment under Section 7(b)). For purposes of this Agreement, “adjusted core earnings per share” means the Company’s net income determined under U.S. generally accepted accounting principles (“GAAP”), before amortization of intangibles, stock-based compensation expense and related charges, and goodwill impairment charges, and net of tax and deferred tax valuation allowance charges that result from the write-off of goodwill and impairment charges, divided by the weighted average number of outstanding shares determined in accordance with GAAP.
     (b) The portion of the Grantee’s rights and interest in the Restricted Stock Units, if any, that becomes vested and non-forfeitable at the first Measurement Date (that is, [                    ]) during the Performance Period shall be determined in accordance with the following schedule:

Cumulative EPS for Three Fiscal Years	Percentage of Shares Vested
Beginning[ ] and
Ending[ ]
Less than [$X]	[X]%
[$X]	[X]%
Notwithstanding the foregoing schedule, (i) if the certified achievement of the Performance Goal at the first Measurement Date (that is, [                     ]) is at or above a Cumulative EPS of [$X]

(that is, 100 percent or more of the related Shares are certified to vest and become non-forfeitable), then the Performance Period shall end on the first Measurement Date and no additional related Shares shall be available to become vested under this Agreement; (ii) if the certified achievement of the Performance Goal at the first Measurement Date is at a Cumulative EPS of less than [$X] (that is, less than 100 percent, if any, of the related Shares are certified to vest and become non-forfeitable), then the cumulative percentage of related Shares underlying the Restricted Stock Units that may be certified to vest and become non-forfeitable during the Performance Period shall not exceed 100 percent, and the number of Restricted Stock Units and related Shares that may be certified to vest and become non-forfeitable as of any Measurement Date after the first Measurement Date shall be reduced (but not below zero) by the number of Restricted Stock Units and related Shares, if any, that were certified to vest and become non-forfeitable on any preceding Determination Date (as defined below); and (iii) no fractional Shares shall be issued, and subject to the preceding limitations on the number of related Shares available under this Agreement (that is, 150 percent of the related Shares through the first Measurement Date and 100 percent of the related Shares thereafter), any fractional Share that would have resulted from the foregoing calculations shall be rounded up to the next whole Share.
     (c) The portion of the Grantee’s rights and interest in the Restricted Stock Units, if any, that becomes vested and non-forfeitable at the second Measurement Date (that is, [                    ]) during the Performance Period shall be determined in accordance with the following schedule (reduced by the number of Restricted Stock Units that were previously certified to vest and become non-forfeitable on any preceding Determination Date, as provided in Section 2(b)):

Cumulative EPS for Four Fiscal Years	Percentage of Shares Vested
Beginning[ ] and
Ending[ ]
Less than [$X]	[X]%
[$X]	[X]%
     (d) The portion of the Grantee’s rights and interest in the Restricted Stock Units, if any, that becomes vested and non-forfeitable at the third Measurement Date (that is, [                    ]) during the Performance Period shall be determined in accordance with the following schedule (reduced by the number of Restricted Stock Units that were previously certified to vest and become non-forfeitable on any preceding Determination Date, as provided in Section 2(b)):

Cumulative EPS for Five Fiscal Years	Percentage of Shares Vested
Beginning[ ] and
Ending[ ]
Less than [$X]	[X]%
[$X]	[X]%
     (e) The applicable portion of the Restricted Stock Units shall become vested and non-forfeitable in accordance with this Section 2, subject to the Committee determining and certifying in writing that the corresponding Performance Goal and all other conditions for the vesting of the Restricted Stock Units have been satisfied; provided the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director has not terminated before the Measurement Date. The Committee shall make this determination within sixty (60) days after each Measurement Date during the Performance Period (each, a “Determination Date”). This determination shall be based on the actual level of the Performance Goal achieved, and shall not be subject to an exercise of discretion to determine a level of achievement of the Performance Goal other than that actually achieved, provided that the Committee’s good faith determination shall be final, binding and conclusive on all persons, including, but not limited to, the Company and the Grantee. The Grantee shall not be entitled to any claim or recourse if any action or inaction by the Company, or any other circumstance or event, including any circumstance or event outside the control of the Grantee, adversely affects the ability of the Grantee to satisfy the Performance Goal or in any way prevents the satisfaction of the Performance Goal.
     3. Change in Control. In the event of a Change in Control, any portion of the Restricted Stock Units that is not yet vested on the date such Change in Control is determined to have occurred:
     (a) shall become fully vested on the first anniversary of the date of such Change in Control (the “Change in Control Anniversary”) if the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director does not terminate prior to the Change in Control Anniversary;
     (b) shall become fully vested on the Date of Termination if the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason; or
     (c) shall not become fully vested if the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates prior to the Change in Control Anniversary as a result of termination by the Company for Cause or resignation by the Grantee without Good Reason, but only to the extent such Restricted Stock Units have not previously become vested.
For purposes of this Agreement, the references to “fully vested” refer to vesting of the number of Restricted Stock Units that would vest upon achievement of the maximum level of achievement of the Performance Goal under Section 2 at the next Measurement Date (that is, 150 percent of the related Shares through the first Measurement Date and 100 percent of the related Shares thereafter). This Section 3 shall supersede the standard vesting provision contained in Section 2 of this Agreement only to the extent that it results in accelerated vesting of the Restricted Stock Units, and it shall not result in a delay of any vesting or non-vesting of any Restricted Stock Units that otherwise would occur at a Measurement Date during the Performance Period under the terms of the standard vesting provision contained in Section 2 of this Agreement.
For purposes of this Section 3, the following definitions shall apply:

     (d) “Cause” means:
     (i) The Grantee’s conviction of a crime involving fraud or dishonesty; or
     (ii) The Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct;
provided, however, that for purposes of Section 3(d)(ii), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).
     (e) “Good Reason” means:
(i)	The assignment to the Grantee of any duties adverse to the Grantee and materially inconsistent with the Grantee’s position (including status, titles and reporting requirement), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith;
(ii)	Any material reduction in the Grantee’s compensation; or
(iii)	Change in location of the Grantee’s assigned office of more than 35 miles without prior consent of the Grantee.
The Grantee’s resignation will not constitute a resignation for Good Reason unless the Grantee first provides written notice to the Company of the existence of the Good Reason within 90 days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Company for more than 30 days following receipt of such written notice of the Good Reason from the Grantee to the Company, and the effective date of the Grantee’s resignation is within one year following the effective date of the occurrence of the Good Reason.
     4. Timing and Manner of Settlement of Restricted Stock Units.
     (a) Settlement Timing. Unless and until the Restricted Stock Units become vested and non-forfeitable in accordance with Section 2, Section 3 or Section 6 of this Agreement, the Grantee will have no right to settlement of any such Restricted Stock Units. Restricted Stock Units will be settled under this Section 4 by the Company delivering to the Grantee (or his beneficiary in the event of death) a number of Shares equal to the number of Restricted Stock Units that have become vested and non-forfeitable and are to be settled at the applicable settlement date. In the case of Restricted Stock Units that become vested and non-forfeitable at a Measurement Date in accordance with Section 2 of this Agreement, such Restricted Stock Units will be settled at a date that is as prompt as practicable after the Determination Date but in no event later than two and one-half (2-1/2) months after the applicable Measurement Date (settlement that is prompt but in no event later than two and one-half (2-1/2) months after the applicable vesting date is referred to herein as “Prompt Settlement”). The settlement of Restricted Stock Units that become vested and non-forfeitable in circumstances governed by Section 3 or Section 6(a) will be as follows:
     (i) Restricted Stock Units that do not constitute a deferral of compensation under Code Section 409A will be settled as follows:
     (A) Restricted Stock Units that become vested in accordance with Section 6(a) (due to the Grantee’s death) will be settled within the period extending to not later than two and one-half (2-1/2) months after the later of the end of calendar year or the end of the Company’s fiscal year in which death occurred; and
     (B) Restricted Stock Units that become vested in accordance with Section 3(a) (on the Change in Control Anniversary) or Section 3(b) (during the year following a Change in Control) will be settled in a Prompt Settlement following the applicable vesting date under Section 3(a) or 3(b).
     (ii) Restricted Stock Units that constitute a deferral of compensation under Code Section 409A (“409A RSUs”) will be settled as follows:
     (A) 409A RSUs that become vested in accordance with Section 6(a) (due to the Grantee’s death) will be settled on the 30th day after the date of the Grantee’s death;
     (B) 409A RSUs that become vested in accordance with Section 3(a) (on the Change in Control Anniversary), if in connection with the Change in Control there occurred a change in the ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(5) (a “409A Change in Control”), will be settled in a Prompt Settlement following the first anniversary of the 409A Change in Control, and if there occurred no 409A Change in Control in connection with the Change in Control, such 409A RSUs will be settled in a Prompt Settlement following the earliest of the next Measurement Date (at the applicable Determination Date), one year after a 409A Change in Control not related to the Change in Control or the termination of the Grantee’s Continuous Status as an Employee or Consultant or Non-

Employee Director, subject to Section 9(b) (including the six-month delay rule); and
     (C) 409A RSUs that become vested in accordance with Section 3(b) (during the year following a Change in Control) will be settled in a Prompt Settlement following termination of the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director, subject to Section 9(b) (including the six-month delay rule).
     (b) Manner of Settlement. The Company may make delivery of shares of Common Stock in settlement of Restricted Stock Units by either delivering one or more certificates representing such Shares to the Grantee (or his beneficiary in the event of death), registered in the name of the Grantee (and any joint name, if so directed by the Grantee), or by depositing such Shares into a stock brokerage account maintained for the Grantee (or of which the Grantee is a joint owner, with the consent of the Grantee). In no event will the Company issue fractional Shares.
     (c) Effect of Settlement. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that have been paid and settled. Although a settlement date or range of dates for settlement are specified above in order to comply with Code Section 409A, the Company retains discretion to determine the settlement date, and no Grantee or beneficiary of a Grantee shall have any claim for damages or loss by virtue of the fact that the market price of Common Stock was higher on a given date upon which settlement could have been made as compared to the market price on or after the actual settlement date (any claim relating to settlement will be limited to a claim for delivery of Shares and related dividend equivalents).
     5. Restrictions on Transfer. The Grantee shall not have the right to make or permit to occur any transfer, assignment, pledge, hypothecation or encumbrance of all or any portion of the Restricted Stock Units, related rights to dividend equivalents or any other rights relating thereto, whether outright or as security, with or without consideration, voluntary or involuntary, and the Restricted Stock Units, related rights to dividend equivalents and other rights relating thereto, shall not be subject to execution, attachment, lien, or similar process; provided, however, the Grantee will be entitled to designate a beneficiary or beneficiaries to receive any settlement in respect of the Restricted Stock Units upon the death of the Grantee, in the manner and to the extent permitted by the Administrator. Any purported transfer or other transaction not permitted under this Section 5 shall be deemed null and void.
     6. Forfeiture. Except as may be otherwise provided in this Section 6, the Grantee shall forfeit all of his rights and interest in the Restricted Stock Units and related dividend equivalents if his Continuous Status as an Employee or Consultant or Non-Employee Director terminates for any reason before the Restricted Stock Units become vested in accordance with Section 2 or Section 3 of this Agreement.
     (a) Death. In the event that the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates due to death at a time that Grantee’s Restricted

Stock Units have not yet vested, a pro rata portion of the Grantee’s Restricted Stock Units shall vest as follows: First, for purposes of Section 2, the Company shall determine the actual level of the Performance Goal achieved (such determination may be by means of a good faith estimate) as of the Company’s fiscal quarter-end coincident with or next preceding the Grantee’s death (or, if the Grantee’s death occurs in the first fiscal quarter of the Performance Period, then the Company’s fiscal quarter-end coincident with or next following the Grantee’s death) and calculating, on a preliminary basis, the resulting number of Restricted Stock Units that would have become vested (based on such calculation) as of the next Measurement Date, which resulting number shall then be reduced (but not below zero) by the number of Restricted Stock Units, if any, that were certified to vest and become non-forfeitable on any Determination Date coincident with or preceding the Grantee’s death. Second, a pro rata portion of that number of Restricted Stock Units will be calculated by multiplying that number by a fraction, the numerator of which is the number of months from [                ] through the date of death (rounding any partial month to the next whole month) and the denominator of which is 36 (if the Grantee dies on or before [                ]), 48 (if the Grantee dies after [                ] and on or before [                ]) or 60 (if the Grantee dies after [                ] and on or before [                ]), whichever is applicable. No fractional Shares shall be issued, and subject to the limitations under Section 2(b) on the number of related Shares available under this Agreement (that is, 150 percent of the related Shares through the first Measurement Date and 100 percent of the related Shares thereafter), any fractional Share that would have resulted from the foregoing calculations shall be rounded up to the next whole Share. Any Restricted Stock Units that were unvested at the date of death and that exceed the pro rata portion of the Restricted Stock Units that become vested under this Section 6(a) shall be forfeited.
     (b) Disability. In the event that the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director terminates due to Disability at a time that any portion of the Grantee’s Restricted Stock Units have not yet vested, a pro rata portion of the Grantee’s Restricted Stock Units shall remain outstanding and shall be eligible for future vesting based on the actual level of achievement in the Performance Period, provided, however, that non-forfeiture of such Restricted Stock Units will only apply if the Grantee executes the agreement, if any, required under Section 6(c). The pro rata portion shall be calculated as follows: (i) first, the full number of Restricted Stock Units originally granted (regardless of any prior vesting) shall be reduced (but not below zero) by the number of Restricted Stock Units, if any, that were certified to vest and become non-forfeitable on any Determination Date coincident with or preceding the Grantee’s termination, and (ii) second, at each subsequent Measurement Date, the resulting number of Restricted Stock Units shall be multiplied by a fraction, the numerator of which is the number of months from [                ] through the date of termination (rounding any partial month to the next whole month) and the denominator of which is the aggregate number of months from [                ] through such Measurement Date. No fractional Shares shall be issued, and subject to the limitations under Section 2(b) on the number of related Shares available under this Agreement (that is, 150 percent of the related Shares through the first Measurement Date and 100 percent of the related Shares thereafter), any fractional Share that would have resulted from the foregoing calculations shall be rounded up to the next whole Share. Vesting of such Restricted Stock Units will remain subject to Section 2, and settlement of such Restricted Stock Units will remain subject to Section 4. The death of the Grantee following a termination governed by this Section 6(b), or a Change in Control following such termination, shall not increase or decrease the number of Restricted Stock Units forfeited or not forfeited under this Section 6(b), although such events will trigger a settlement of the Restricted Stock Units not forfeited by operation of this Section 6(b) in accordance with Section 4. Any Restricted Stock Units that at any time after the date of a termination governed by this Section 6(b) exceed the pro rata portion of the Restricted Stock Units that remain outstanding and potentially subject to future vesting under this Section 6(b) shall be forfeited.
     (c) Execution of Separation Agreement and Release. Unless otherwise determined by the Administrator, as a condition to the non-forfeiture of Restricted Stock Units upon a termination due to Disability under Section 6(b), the Grantee shall be required to execute a separation agreement and release, in a form prescribed by the Administrator, setting forth covenants relating to noncompetition, nonsolicitation, nondisparagement, confidentiality and similar covenants for the protection of the Company’s business, and releasing the Company from liability in connection with the Grantee’s termination. Such agreement shall provide for the forfeiture and/or clawback of the Restricted Stock Units subject to Section 6(b), and the Shares of Common Stock issued or issuable in settlement of the Restricted Stock Units, and related dividend equivalents and any other related rights, in the event of the Grantee’s failure to comply with the terms of such agreement. The Administrator will provide the form of such agreement to the Grantee at the date of termination, and the Grantee must execute and return such form within the period specified by law or, if no such period is specified, within 21 days after receipt of the form of agreement, and not revoke such agreement within any permitted revocation period (the end of these periods being the “Agreement Effectiveness Deadline”). If any Restricted Stock Units subject to Section 6(b) or related rights would be required to be settled before the Agreement Effectiveness Deadline, the settlement shall not be delayed pending the receipt and effectiveness of the agreement, but any such Restricted Stock Units or related rights settled before such receipt and effectiveness shall be subject to a “clawback” (repaying to the Company the Shares and cash paid upon settlement) in the event that the agreement is not received and effective and not revoked by the Agreement Effectiveness Deadline.
     7. Dividend Equivalents; Adjustments.
     (a) Dividend Equivalents. During the period beginning on the Grant Date and ending on the date that Shares are issued in settlement of a Restricted Stock Unit, the Grantee will accrue dividend equivalents on Restricted Stock Units equal to the cash dividend or distribution that would have been paid on the Restricted Stock Unit had the Restricted Stock Unit been an issued and outstanding Share of Common Stock on the record date for the dividend or distribution. Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the Restricted Stock Units to which they relate, and (ii) will be denominated and payable solely in cash. Dividend equivalent payments, at settlement, will be net of applicable federal, state, local and foreign income and social insurance withholding taxes (subject to Section 8).
     (b) Adjustments. The number of Restricted Stock Units credited to the Grantee, and each adjusted core earnings per share amount and Cumulative EPS amount specified for purposes of the Performance Goal, shall be subject to adjustment by the Company, in accordance with Section 13 of the Plan, in order to preserve without enlarging the Grantee’s rights with respect to such Restricted Stock Units. Any such adjustment shall be made taking into account any crediting of cash dividend equivalents to the Grantee under Section 7(a) in connection with such transaction or event. In the case of an extraordinary cash dividend, the Committee may determine to adjust Grantee’s Restricted Stock Units under this Section 7(b) in lieu of crediting cash dividend equivalents under Section 7(a). Restricted Stock Units credited to the Grantee as a result of an adjustment shall be subject to the same forfeiture and settlement terms as applied to the related Restricted Stock Units prior to the adjustment.
     8. Responsibility for Taxes and Withholding. Regardless of any action the Company, any of its Subsidiaries and/or the Grantee’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any of its affiliates. The Grantee further acknowledges that the Company and/or its Subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the delivery of Shares, the subsequent sale of Shares acquired pursuant to such delivery and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of any award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
     Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or its Subsidiaries to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or its Subsidiaries, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
     (a) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or its Subsidiaries; or
     (b) withholding from proceeds of the Shares acquired following settlement either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); or
     (c) withholding in Shares to be delivered upon settlement; or
     (d) withholding from dividend equivalent payments (payable in cash) related to the Shares to be delivered at settlement.

To avoid negative accounting treatment, the Company and/or its Subsidiaries may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares attributable to the awarded Restricted Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.
     Finally, the Grantee shall pay to the Company and/or its Subsidiaries any amount of Tax-Related Items that the Company and/or its Subsidiaries may be required to withhold or account for as a result of the Grantee’s participation in the Plan that are not satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.
     9. Code Section 409A.
     (a) General. Payments made pursuant to this Agreement are intended to be exempt from Section 409A of the Code or to otherwise comply with Section 409A of the Code. Accordingly, other provisions of the Plan or this Agreement notwithstanding, the provisions of this Section 9 will apply in order that the Restricted Stock Units, and related dividend equivalents and any other related rights, will be exempt from or otherwise comply with Code Section 409A. In addition, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all Restricted Stock Units, and related dividend equivalents and any other related rights, are exempt from or otherwise comply, and in operation comply, with Code Section 409A (including, without limitation, the avoidance of penalties thereunder). Other provisions of the Plan and this Agreement notwithstanding, the Company makes no representations that the Restricted Stock Units, and related dividend equivalents and any other related rights, will be exempt from or avoid any penalties that may apply under Code Section 409A, makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units and related dividend equivalents and any other related rights, and will not indemnify or provide a gross up payment to a Grantee (or his beneficiary) for any taxes, interest or penalties imposed under Code Section 409A.
     (b) Restrictions on 409A RSUs. In the case of any 409A RSUs, the following restrictions will apply:
     (i) Separation from Service. Any payment in settlement of the 409A RSUs that is triggered by a termination of Continuous Status as an Employee or Consultant or Non-Employee Director (or other termination of employment) hereunder will occur only if the Grantee has had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), with such separation from service treated as the termination for purposes of determining the timing of any settlement based on such termination.

     (ii) Six-Month Delay Rule. The “six-month delay rule” will apply to 409A RSUs if these four conditions are met:
     (A) the Grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)) for a reason other than death;
     (B) a payment in settlement is triggered by such separation from service; and
     (C) the Grantee is a “specified employee” under Code Section 409A.
If it applies, the six-month delay rule will delay a settlement of 409A RSUs triggered by separation from service where the settlement otherwise would occur within six months after the separation from service, subject to the following:
(D)	any delayed payment shall be made on the date six months and one day after separation from service;
(E)	during the six-month delay period, accelerated settlement will be permitted in the event of the Grantee’s death and for no other reason (including no acceleration upon a Change in Control) except to the extent permitted under Code Section 409A; and
(F)	any settlement that is not triggered by a separation from service, or is triggered by a separation from service but would be made more than six months after separation (without applying this six-month delay rule), shall be unaffected by the six-month delay rule.
     (c) Other Compliance Provisions. The following provisions apply to Restricted Stock Units:
     (i) Each tranche of Restricted Stock Units (including dividend equivalents accrued thereon) that potentially could vest at or following a given Measurement Date or on account of a separate Determination Date under Section 2 shall be deemed a separate payment for purposes of Code Section 409A.
     (ii) The settlement of 409A RSUs may not be accelerated by the Company except to the extent permitted under Code Section 409A. The Company may, however, accelerate vesting (i.e., may waive the risk of forfeiture tied to termination of the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director) of 409A RSUs, without changing the settlement terms of such 409A RSUs.
     (iii) It is understood that Good Reason for purposes of this Agreement is limited to circumstances that qualify under Treasury Regulation § 1.409A-1(n)(2).

     (iv) Any restriction imposed on 409A RSUs hereunder or under the terms of other documents solely to ensure compliance with Code Section 409A shall not be applied to a Restricted Stock Unit that is not a 409A RSU except to the extent necessary to preserve the status of such Restricted Stock Unit as not being a “deferral of compensation” under Code Section 409A.
     (v) If any mandatory term required for 409A RSUs or other RSUs, or related dividend equivalents or other related rights, to avoid tax penalties under Code Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.
     (vi) In the case of any settlement of Restricted Stock Units during a specified period following the Determination Date or other date triggering a right to settlement, the Grantee shall have no influence on any determination as to the tax year in which the settlement will be made.
     (vii) In the case of any Restricted Stock Unit that is not a 409A RSU, if the circumstances arise constituting a Disability but termination of the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director has not in fact resulted immediately without an election by the Grantee, then only the Company or a Subsidiary may elect to terminate the Grantee’s Continuous Status as an Employee or Consultant or Non-Employee Director due to such Disability.
     (viii) If the Company has a right of setoff that could apply to a 409A RSU, such right may only be exercised at the time the 409A RSU would have been settled, and may be exercised only as a setoff against an obligation that arose not more than 30 days before and within the same year as the settlement date if application of such setoff right against an earlier obligation would not be permitted under Code Section 409A.
     10. No Effect on Employment or Rights under Plan. Nothing in the Plan or this Agreement shall confer upon the Grantee the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate the employment of the Grantee regardless of the effect of such termination of employment on the rights of the Grantee under the Plan or this Agreement. If the Grantee’s employment is terminated for any reason whatsoever (and whether lawful or otherwise), he will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under this Agreement or any Award or otherwise in connection with the Plan. The rights and obligations of the Grantee under the terms of his employment with the Company or any Subsidiary will not be affected by his participation in the Plan or this Agreement, and neither the Plan nor this Agreement form part of any contract of employment between the Grantee and the Company or any Subsidiary. The granting of Awards under the Plan is entirely at the discretion of the Administrator, and the Grantee shall not in any circumstances have any right to be granted an Award.

     11. Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.
     12. Successors; Severability; Entire Agreement; Headings. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and their heirs, legal representatives, successors and permitted assigns. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein. Subject to the terms and conditions of the Plan and any rules adopted by the Company or the Administrator and applicable to this Agreement, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.
     13. Grantee Acknowledgements and Consents.
     (a) Grantee Consent. By accepting this Agreement electronically, the Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 13(a). The Grantee is not obliged to consent to such collection, use, processing and transfer of personal data; however, failure to provide the consent may affect the Grantee’s ability to participate in the Plan. The Company and its subsidiaries hold, for the purpose of managing and administering the Plan, certain personal information about the Grantee, including the Grantee’s name, home address and telephone number, date of birth, social security number or other Grantee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of all options or any other entitlement to Shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor (“Data”). The Company and/or its subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, in countries that may have different data privacy laws and protections than the Grantee’s country, such as the United States. By accepting this Agreement electronically, the Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired pursuant to the Plan. The Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Administrator; however, withdrawing consent may affect the Grantee’s ability to participate in the Plan.

     (b) Voluntary Participation. The Grantee’s participation in the Plan is voluntary. The value of the Restricted Stock Units is an extraordinary item of compensation. Unless otherwise expressly provided in a separate agreement between the Grantee and the Company or a Subsidiary, the Restricted Stock Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
     (c) Electronic Delivery and Acceptance. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, THE PROSPECTUS FOR THE PLAN AND OTHER DOCUMENTS RELATED TO THE PLAN (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO THE GRANTEE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE CONSENTS AND AGREES THAT SUCH PROCEDURES AND DELIVERY MAY BE EFFECTED BY A BROKER OR THIRD PARTY ENGAGED BY THE COMPANY TO PROVIDE ADMINISTRATIVE SERVICES RELATED TO THE PLAN. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE HEREBY CONSENTS TO ANY AND ALL PROCEDURES THE COMPANY HAS ESTABLISHED OR MAY ESTABLISH FOR ANY ELECTRONIC SIGNATURE SYSTEM FOR DELIVERY AND ACCEPTANCE OF ANY PLAN DOCUMENTS, INCLUDING THIS AGREEMENT, THAT THE COMPANY MAY ELECT TO DELIVER AND AGREES THAT HIS ELECTRONIC SIGNATURE IS THE SAME AS, AND WILL HAVE THE SAME FORCE AND EFFECT AS, HIS MANUAL SIGNATURE. THE COMPANY WILL SEND TO THE GRANTEE AN E-MAIL ANNOUNCEMENT WHEN THE PLAN DOCUMENTS ARE AVAILABLE ELECTRONICALLY FOR THE GRANTEE’S REVIEW, DOWNLOAD OR PRINTING AND WILL PROVIDE INSTRUCTIONS ON WHERE THE PLAN DOCUMENTS CAN BE FOUND. UNLESS OTHERWISE SPECIFIED IN WRITING BY THE COMPANY, THE GRANTEE WILL NOT INCUR ANY COSTS FOR RECEIVING THE PLAN DOCUMENTS ELECTRONICALLY THROUGH THE COMPANY’S COMPUTER NETWORK. THE GRANTEE WILL HAVE THE RIGHT TO RECEIVE PAPER COPIES OF ANY PLAN DOCUMENT BY SENDING A WRITTEN REQUEST FOR A PAPER COPY TO THE ADMINISTRATOR. THE GRANTEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS WILL BE VALID AND REMAIN EFFECTIVE UNTIL THE EARLIER OF (i) THE TERMINATION OF THE GRANTEE’S PARTICIPATION IN THE PLAN AND (ii) THE WITHDRAWAL OF THE GRANTEE’S CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE OF THE PLAN DOCUMENTS. THE COMPANY ACKNOWLEDGES AND AGREES THAT THE GRANTEE HAS THE RIGHT AT ANY TIME TO WITHDRAW HIS CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE OF THE PLAN DOCUMENTS BY SENDING A WRITTEN NOTICE OF WITHDRAWAL TO THE ADMINISTRATOR. IF THE GRANTEE WITHDRAWS HIS CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE, THE COMPANY WILL RESUME SENDING PAPER COPIES OF THE PLAN DOCUMENTS WITHIN TEN (10) BUSINESS DAYS OF ITS RECEIPT OF THE

WITHDRAWAL NOTICE. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE ACKNOWLEDGES THAT HE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING THE GRANTEE THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.
     (d) Unfunded Plan. The Grantee acknowledges and agrees that any rights of the Grantee relating to the Grantee’s Restricted Stock Units and related dividend equivalents and any other related rights shall constitute bookkeeping entries on the books of the Company and shall not create in the Grantee any right to, or claim against, any specific assets of the Company or any Subsidiary, nor result in the creation of any trust or escrow account for the Grantee. With respect to the Grantee’s entitlement to any payment hereunder, the Grantee shall be a general creditor of the Company.
     14. Additional Acknowledgements. By accepting this Agreement electronically, the Grantee and the Company agree that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Agreement. The Grantee has reviewed in its entirety the prospectus that summarizes the terms of the Plan and this Agreement, has had an opportunity to request a copy of the Plan in accordance with the procedure described in the prospectus, has had an opportunity to obtain the advice of counsel prior to electronically accepting this Agreement and fully understands all provisions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement.
     15. Country Appendix. Notwithstanding any provision of this Agreement to the contrary, this Restricted Stock Unit grant and any Shares issued pursuant to this Agreement shall be subject to the applicable terms and provisions as set forth in the Country Appendix attached hereto and incorporated herein, if any, for the Grantee’s country of residence (and country of employment or engagement as a Consultant, if different).
Acceptance by the Grantee
By selecting the “I accept” box on the website of the Company’s administrative agent, the Grantee acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement and any other rules, agreements or other terms and conditions incorporated herein by reference.